February 28, 2006

LaSalle Bank N.A. Attention: Global Securities and Trust Services Group 135 South LaSalle Street, Suite 1625 Chicago, IL 60603-4159	Merrill Lynch Mortgage Investors, Inc. Attention: Michael M. McGovern, Director 4 World Financial Center 250 Vesey Street, 10th Floor New York, New York 10080

KeyCorp Real Estate Capital Markets, Inc. Attention: Senior Vice President of Loan Servicing 911 Main Street, Suite 1500 Kansas City, Missouri 64105	JER Investors Trust ATTN: Keith Belcher 1650 Tysons Boulevard, Suite 1600 McLean, VA 22102
Standard & Poor's Ratings Services Attention: Commercial MBS Group 55 Water Street, 41st Floor New York, NY 10041	Moody's Investors Service, Inc. Attention: Commercial Mortgage Surveillance 99 Church Street New York, New York 10007

Re:    Merrill Lynch Mortgage Investors, Inc.Commercial Mortgage Pass-Through Certificates, Series 2005-CKI1

This Officer's Certificate and Annual Statement as to Compliance is furnished to you pursuant to Section 3.13 of the Pooling and Servicing Agreement (the "Agreement"), dated as of December 1, 2005, among Merrill Lynch Mortgage Investors, Inc., as Depositor, KeyCorp Real Estate Capital Markets, Inc., as Servicer, J.E. Robert Company, Inc., as Special Servicer, and LaSalle Bank National Association, as Trustee. All terms used herein shall have the meaning set forth for such terms in the Agreement.

The undersigned Special Servicer Officer, on behalf of J.E. Robert Company, Inc., hereby certifies:

(i) a review of the activities of the Special Servicer during the calendar year 2005 (or, if applicable, the portion of such year during which the Certificates were outstanding) and of its performance under this Agreement has been made under such officer's supervision;

(ii) to the best of such officer's knowledge, based on said review, the Special Servicer has fulfilled all of its obligations under this Agreement in all material respects throughout said year (or, if applicable, the portion of said year during which the Certificates were outstanding); and,

(iii) the Special Servicer has received no notice regarding qualification, or challenging the status, of REMIC I or REM1C II as a REMIC under the REMIC Provisions or of Grantor Trust A-2FL, Grantor Trust A-4FL, Grantor Trust Z, Grantor Trust E or Grantor Trust B as a "grantor trust" for income tax purposes under the Grantor Trust Provisions from the Internal Revenue Service or any other governmental agency or body.

J.E. ROBERT COMPANY, INC.

By: /s/ Debra Morgan	By: /s/ Michael F. Cocanougher
Debra Morgan	Michael F. Cocanougher
Vice President	Director of Special Servicing
Special Servicer Officer	Special Servicing Officer

     A J.E. ROBERT COMPANY